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CUSIP No. 911905 10 7

                                   EXHIBIT A

                        AGREEMENT FOR EXCHANGE OF STOCK
                        -------------------------------

          AGREEMENT FOR EXCHANGE OF STOCK ("Agreement") dated August 15, 1997 by and between Berkshire Hathaway Inc. ("BHI"), both for itself and on behalf of the affiliates of BHI listed on Schedule A hereto (each a "Holder" and, collectively, the "Holders"), and US Airways Group, Inc., a Delaware corporation (the "Company").

                                   RECITALS:
                                   --------

          WHEREAS, the Holders collectively own three-hundred and fifty-eight thousand (358,000) shares of Series A Cumulative Convertible Preferred Stock (the "Series A Shares") of the Company convertible into shares of Common Stock pursuant to the terms contained in the certificate of designation for the Series A Shares, dated August 7, 1989;

          WHEREAS, subject to the terms and conditions set forth herein, the parties have agreed that each of the Holders shall exchange the Series A Shares owned by it, as set forth in Schedule A, for shares of a new issue of Series H Senior Cumulative Convertible Preferred Stock of the Company (the "Series H Shares") convertible into Common Stock pursuant to the certificate of designation of the Series H Shares, attached hereto as Exhibit A;

          WHEREAS, in exchange for consideration received pursuant to this Agreement, the Company has agreed to amend the letter agreement dated August 7, 1989 between the Company and BHI (the "Letter Agreement") and waive a provision of such Letter Agreement, as set forth herein;

          WHEREAS, this Agreement is intended to effectuate a non-recognition exchange of the Series A Shares for the Series H Shares under the Internal Revenue Code of 1986, as amended; and

          WHEREAS, the Company intends to issue a Notice of Redemption for the $437.50 Series B Cumulative Convertible Preferred Stock of the Company (the "Series B Shares"), which action is expected to result in the conversion of all or substantially all of the Series B Shares into shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"), and the parties hereto believe that such conversion will be beneficial to the Company and its shareholders.

          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter set forth, intending to be legally bound hereby, the parties hereto agree as follows:

     1.   EXCHANGE OF STOCK, CLOSING, AND RELATED MATTERS.
          -----------------------------------------------

          1.1  Exchange.  Subject to the terms and conditions of this Agreement,
               --------
each of the Holders agrees to exchange with the Company all of the Series A Shares held by it for an equal number of Series H Shares.

          1.2  Closing.  The exchange referred to in Section 1.1 shall take
               -------
place upon execution of this Agreement, at which time and upon receipt of the certificates for the Series A Shares which shall be submitted to the Company for cancellation, the Company shall cause the appropriate number of Series H Shares to be issued to each of the Holders.
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CUSIP No. 911905 10 7

          1.3  Issuance of Series H Shares.  Each of the Holders hereby
               ---------------------------
consents to the creation and issuance of the Series H Shares.

          1.4  Company Opinion.  Each of the Holders hereby acknowledges (i)
               ----------------
receipt from the Company of an opinion dated the date hereof substantially in the form attached as Exhibit B hereto and (ii) receipt from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Company, of an opinion dated the date hereof substantially in the form attached as Exhibit C hereto.

          1.5  BHI Opinion.  The Company hereby acknowledges receipt from
               -----------
Munger, Tolles & Olson LLP, special counsel to BHI, of an opinion dated the date hereof substantially in the form attached as Exhibit D hereto.

     2.   AMENDMENT OF LETTER AGREEMENT. As consideration for BHI's and each of
          -----------------------------
the Holders' consent to enter into this Agreement, the parties hereby agree to amend the Letter Agreement as follows:

          2.1 Section 1(b)(iv) of the Letter Agreement ia hereby deleted and replaced by the following new Section 1(b)(iv):


       (iv) that, except following a "Change in Control" or a "Prospective Change in Control" (as such terms are defined in the Certificate of Designation for the Series H Preferred Stock) and except for sales made into a tender offer or exchange offer for all of the Company's common stock, Purchaser will not sell any Company securities representing more than 3% of the general voting power of the Company's Voting Securities outstanding at the time of the sale to any one entity (or group known by Purchaser to be acting in concert), and will not sell any Company securities to any one entity (or group acting in concert) which (i) at the time of sale has on file with the Securities and Exchange Commission a
     Schedule 13D with respect to the Company's Voting Securities disclosing that such entity (or such group) beneficially owns more than 5% of the Company's Voting Securities, or (ii) is otherwise known by Purchaser to be the beneficial owner directly or indirectly of more than 5% of the Company's Voting Securities; provided, however, that in the event of a
                                  --------  -------
     "Change in Control" described in paragraph (b) under the definition of "Change in Control" in the Certificate of Designation or in the event of a "Prospective Change in Control" the exception from Purchaser's obligations under this subparagraph shall only extend to sales into the tender offer or exchange offer that occasioned the "Change in Control" or "Prospective Change in Control" or into another tender offer or exchange offer for all of the Company's common stock; and provided further that
                                                      -------- -------
     Purchaser will in no event sell any of the Company securities owned by Purchaser during the pendency of a tender or exchange offer that has not occasioned a "Change in Control" or "Prospective Change in Control" (as defined in the Certificate of Designation) unless such tender or exchange offer shall have subsequently occasioned a "Change in Control" or "Prospective Change in Control" or such offer shall be for all of the Company's common stock and in the case of any sales permitted by this proviso only into such a tender offer or exchange offer; and

          2.2 All references to Series A Cumulative Convertible Preferred Stock are hereby deleted and replaced with references to Series H Senior Cumulative Convertible Preferred Stock, other than any such references contained in the first paragraph of Section (1), in Section (2) or in Section (4) of the Letter Agreement.
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CUSIP No. 911905 10 7

          3.  WAIVER OF PROVISION IN LETTER AGREEMENT.  The Company hereby
              ----------------------------------------
irrevocably waives its rights and irrevocably releases BHI and the Holders from their obligations set forth in subsection 1(b)(v) of the Letter Agreement.

          4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
              ---------------------------------------------

          The Company hereby represents and warrants to BHI and each of the Holders that:

          4.1 The Company has the requisite corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

          4.2 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          4.3 As of the date of this Agreement, the authorized capital stock of the Company consists of 150,000,000 shares of common stock, $1.00 par value (the "Common Shares"), 5,000,000 shares of preferred stock, without par value, of which 358,000 are designated Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Shares") and 46,000 are designated Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") and 3,000,000 shares of senior preferred stock, without par value. The Series B Preferred Stock is represented by Depositary Shares (the "Series B Depositary Preferred Shares" and, together with the Common Shares and the Series A Preferred Stock, the "Capital Shares"), each Depositary Share representing 1/100 of a share of Series B Preferred Stock. As of the date of this Agreement, 80,111,000 Common Shares, 358,000 Series A Preferred Shares, 42,625 Series B Depositary Preferred Shares and no shares of the senior preferred stock are issued and outstanding. All Capital Shares have been duly authorized and validly issued and are fully paid and nonassessable.

          4.4 This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws effecting creditors rights generally and by principles of equity.

          4.5 The execution of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder will not, constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Company is a party or by which the Company is bound or any judgment, decree or order applicable to the Company.

          4.6 Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder will violate any provision of law applicable to the Company or require any consent or approval of, or filing with or notice to, any public body or authority under any provision of law applicable to the Company.

          4.7 There are no actions, proceedings or investigations pending, or to the Company' knowledge, threatened against the Company, which would materially adversely affect the Company's ability to perform its obligations under this Agreement.
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CUSIP No. 911905 10 7

          4.8 The Series H Shares to be delivered to each of the Holders will be validly issued and outstanding, fully paid and nonassessable, free from pre-emptive and other similar rights and free and clear of any security interests, liens, claims, options, proxies, voting agreements, charges or encumbrances of whatever nature other than the Letter Agreement as amended.

          4.9 The Company's Rights Agreement, dated as of June 29, 1989, with the Chase Manhattan Bank, N.A. expired as of June 29, 1996 and is of no further effect and no similar rights agreement has been entered into by the Company or is currently in effect.

          4.10 As of the date of this Exchange Agreement, each Series A Share is convertible into the number of shares of Company Common Stock equal to the quotient of 9,239,944 divided by 358,000 with fractions to be paid in cash, pursuant to the terms of and after giving effect to all adjustments required by the Certificate of Designation governing the Series A Shares. The Company has delivered all notices to BHI and the Holders required under Section 9 of the Certificate of Designation governing the Series A Shares.

          5.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BHI.
              ------------------------------------------------

              BHI represents, warrants and covenants to the Company as follows:

          5.1 BHI has the requisite corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

          5.2 This Agreement has been duly and validly authorized, executed and delivered by BHI, and constitutes a valid and binding obligation of BHI, enforceable against BHI in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws effecting creditors rights generally and by principles of equity.

          5.3 The execution of this Agreement by BHI does not, and the performance by BHI of its obligations under this Agreement will not, constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which BHI is a party or by which BHI is bound or any judgment, decree or order applicable to BHI.

          5.4 Neither the execution and delivery of this Agreement nor the performance by BHI of its obligations under this Agreement will violate any provision of law applicable to BHI or require any consent or approval of, or filing with or notice to, any public body or authority under any provision of law applicable to BHI.

          6.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF EACH OF THE HOLDERS.
              ----------------------------------------------------------------

          Each of the Holders represents, warrants and covenants to the Company as follows:

          6.1 It has the requisite corporate power and authority to carry out the terms and provisions of this Agreement and the transactions contemplated hereby, and has taken all necessary corporate action to authorize the performance of this Agree ment and the execution and delivery of this Agreement by BHI on its behalf.
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CUSIP No. 911905 10 7

          6.2 This Agreement has been duly and validly authorized by it, duly and validly executed and delivered on its behalf by BHI and constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws effecting creditors rights generally and by principles of equity.

          6.3 It is the beneficial owner of, and has good and valid title with respect to, the Series A Shares set forth opposite its name on Schedule A hereto, and there exist no security interests, liens, claims, options, proxies, voting agreements, charges or encumbrances of whatever nature affecting the Series A Shares owned by it other than the Letter Agreement as amended.

          6.4 The execution of this Agreement by BHI on its behalf does not, and the performance by it of its obligations under this Agreement will not, constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which it is a party or by which it is bound or any judgment, decree or order applicable to it.

          6.5 Neither the execution and delivery of this Agreement by BHI on its behalf nor the performance by it of its obligations under this Agreement will vio late any provision of law applicable to it or require any consent or approval of, or filing with or notice to, any public body or authority under any provision of law applicable to it.

          7.   MISCELLANEOUS.
               -------------

          7.1  Entire Agreement.  This Agreement constitutes the entire
               ----------------
agreement between the parties regarding the subject matter hereof, superseding any and all prior agreements or understandings (provided that this Agreement does not supersede the Letter Agreement except as set forth in Section 2 hereof), and may not be amend ed or terminated except by an instrument signed by the parties hereto.

          7.2  Governing Law. This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of Delaware.

          7.3  Assignment.  This Agreement shall not be assigned by any party
               ----------
without the prior written consent of the other parties. Nothing in this Agreement is intended to confer upon any person, other than the parties hereto, their permitted assigns and successors, any rights or remedies under or by reason of this Agreement.

          7.4  Expenses. The parties shall pay their respective expenses of the
               --------
transactions herein contemplated.

          7.5  Waiver.  No waiver by any party hereto, whether express or
               ------
implied, of its rights under any part of this Agreement shall constitute a waiver of such party's rights under such provision at any other time or a waiver of such party's rights under any provision of this Agreement. No failure by any party hereto to take any action with respect to any breach of this Agreement or default by another party hereto shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default by such other party.

          7.6  Notices.  Any notice or other communication required or permitted
               -------
under this Agreement shall be in writing and shall be delivered in person, by
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CUSIP No. 911905 10 7

courier (marked for overnight delivery), by facsimile transmission (with oral confirmation of receipt) or by certified air mail (postage prepaid, return receipt requested, if available). Any such notice shall be deemed given (i) if delivered in person or by facsimile transmission, upon receipt, (ii) if mailed, five (5) business days after the date of deposit in the mails, and (iii) if sent by overnight courier marked for overnight delivery, two (2) business days after the date of delivery to the courier service. All such notices shall be sent to the facsimile number or address (as the case may be) specified below:


     If to the Holders:  c/o Berkshire Hathaway Inc.
                         1440 Kiewit Plaza
                         Omaha, NE  68171
                         Attn:  Chief Financial Officer

                    cc:  Munger, Tolles & Olson LLP
                         355 S. Grand Ave.
                         Los Angeles, CA  90071
                         Attn:  R. Gregory Morgan

     If to the Company:  US Airways Group, Inc.
                         Crystal Park Four
                         2345 Crystal Drive
                         Arlington, VA  22227
                         Attn:  Executive Vice President-
                                   Corporate Affairs and General Counsel

                    cc:  Skadden, Arps, Slate, Meagher & Flom LLP
                         919 Third Ave.
                         New York, NY  10022
                         Attn:  Peter Allan Atkins, Esq.


          Any party may, by notice given in accordance with this Section to the other parties designate another address or person or entity for receipt of notices hereunder.

          7.7  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
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CUSIP No. 911905 10 7                                              Page 29 of 49


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


US AIRWAYS GROUP, INC.


By: /s/ John W. Harper
   ------------------------
Name: John W. Harper
Title: Senior Vice President


BERKSHIRE HATHAWAY INC.


By: /s/ Marc D. Hamburg
   ------------------------
Name: Marc D. Hamburg
Title: Vice President


THE HOLDERS

By:  Berkshire Hathaway Inc.
     on their behalf


By: /s/ Marc D. Hamburg
   ------------------------
Name: Marc D. Hamburg
Title: Vice President
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CUSIP No. 911905 10 7

     Schedule A


Holder                                 Number of Shares
------                                 ----------------

Nebraska Furniture Mart, Inc.                     5,000

The Fechheimer Brothers Company                   5,000

National Indemnity Company                      250,000

Columbia Insurance Company                       73,000

Redwood Fire & Casualty
  Insurance Company                               3,000

National Indemnity Company
  of Mid America                                  3,000

Cypress Insurance Company                         2,000

Wesco-Financial Insurance Company                12,000

National Liability & Fire
  Insurance Company                               2,000

Oak River Insurance Company                       3,000

                                               --------
                    TOTAL                       358,000